Exhibit 99.1

NeuBase Therapeutics Announces Closing of Public Offering and Full Exercise of Underwriters' Option to Purchase Additional Shares

PITTSBURGH, PA, April 30, 2020 -- NeuBase Therapeutics, Inc. (Nasdaq: NBSE), a preclinical-stage biotechnology company focused on developing next generation therapies to treat rare genetic diseases caused by mutant genes, announced today the closing of its previously announced underwritten public offering of 6,037,500 shares of its common stock (inclusive of 787,500 shares that were sold pursuant to the underwriters’ full exercise of their option to purchase additional shares of NeuBase’s common stock), at a price to the public of $6.00 per share. The net proceeds to NeuBase from the offering are expected to be approximately $33.3 million, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by NeuBase. NeuBase intends to use the net proceeds from this offering for working capital and general corporate purposes and to advance the development of its product candidates and expand its pipeline.

Oppenheimer & Co. Inc. and BTIG acted as the joint book-running managers for the offering, and Chardan and National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc. (Nasdaq: NHLD), acted as the co-managers.

The securities described above were offered by NeuBase pursuant to a shelf registration statement on Form S-3 (File No. 333-220487) previously filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2017 and declared effective by the SEC on September 27, 2017. A final prospectus supplement and the accompanying prospectus relating to and describing the offering was filed with the SEC. Electronic copies of the preliminary prospectus supplement and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by e-mail at equityprospectus@opco.com, or BTIG, LLC, Attention: Equity Capital Markets, 65 East 55th Street, New York, NY 10022, by telephone at (212) 593-7555 or by e-mail at equitycapitalmarkets@btig.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About NeuBase Therapeutics:

NeuBase Therapeutics, Inc. is developing the next generation of gene silencing therapies with its flexible, highly specific synthetic antisense oligonucleotides. The proprietary NeuBase peptide-nucleic acid (PNA) antisense oligonucleotide (PATrOL™) platform allows for the rapid development of targeted drugs, increasing the treatment opportunities for the hundreds of millions of people affected by rare genetic diseases, including those that can only be treated through accessing of secondary RNA structures. Using PATrOL™ technology, NeuBase aims to first tackle rare, genetic diseases.

Forward-Looking Statements:

This press release contains forward-looking statements related to NeuBase Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the amount and anticipated use of proceeds from the offering and other matters that are described in NeuBase’s most recent periodic reports filed with the SEC, including NeuBase’s Annual Report on Form 10-K for the year ended September 30, 2019 filed on January 10, 2020, subsequent Quarterly Reports on Form 10-Q and the final prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC on April 29, 2020, including risks and uncertainties associated with general economic, market and global health conditions (including the impact of COVID-19) and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and NeuBase disclaims any intent or obligation to update these forward-looking statements except as required by law.

Contact Information:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

OP: (617) 535-7746

daniel@lifesciadvisors.com